Exhibit 10(o)
Regent Communications, Inc.
Schedule of Director Compensation
     Each non-management director of Regent Communications, Inc. currently receives an annual cash retainer of $12,000, paid in equal quarterly installments, for his service as director, as well as reimbursement for reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of the Board and any committees thereof. The Chairman of the Board receives an additional annual cash retainer of $15,000 paid in equal quarterly installments for the additional services required of that position. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively, for the additional services required of the Committee chair. Directors that serve on a committee receive $2,000 for each committee meeting that they attend in person and $1,000 for each committee meeting they attend via telephone. Directors who are employees of the Company receive no additional fees for serving as a director.
     The Regent Communications, Inc. 2006 Directors Equity Compensation Plan was adopted January 25, 2006 and approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on May 10, 2006. On that date, each non-management director currently serving on the Company’s Board of Directors was awarded 5,000 nonvested shares of Regent common stock. At the Company’s Annual Meeting of Stockholders on May 9, 2007, each non-management director serving on the Company’s Board of Directors on that date was awarded a grant of 5,000 nonvested shares of Regent common stock. On October 24, 2007, two newly-elected non-management directors were each awarded 2,500 nonvested shares under the plan. The nonvested shares vest ratably over a four-year period, commencing on the first anniversary of the date of grant.